Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 27, 2006 (except with respect to the matters described in the fourth paragraph, as to which the date is March 16, 2007), accompanying the consolidated financial statements of Savient Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2005 and for each of the two years in the period ended December 31, 2005, appearing in the 2006 Annual Report on Form 10-K and accompanying the Schedule II included in the Annual Report on Form 10-K for the year ended December 31, 2006 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Grant Thornton LLP
New York, New York
September 21, 2007